EXHIBIT 99.4

ZOOM TELEPHONICS, INC.

7,923,912 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY
TIME ON DECEMBER 17, 2010, SUBJECT TO EXTENSION.

November 22, 2010

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with a rights offering (the “Rights Offering”) by ZOOM TELEPHONICS, INC., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0. 01 per share (“Common Stock”), as described in the Company’s prospectus dated November 19, 2010 (the “Prospectus”). Holders of record of each share of  Common Stock at the close of business on November 10, 2010 (the “Record Date”) will receive at no charge four non-transferable subscription rights (each, a “Subscription Right”),  Together these rights will enable these shareholders together to purchase up to an aggregate of 7,923,912 shares of Common Stock at a subscription price of $0.25 per share (the “Subscription Price”), for up to an aggregate purchase price of $1,980,978.

Each stockholder will receive four Subscription Rights for each share of Common Stock owned on the Record Date, evidenced by a subscription certificate (the “Subscription Certificate”) registered in the stockholder’s name or in the name of the stockholder’s nominee. Each Subscription Right will entitle its holder to purchase one share of Common Stock at the Subscription Price (the “Basic Subscription Right”). Each Subscription Right also entitles the holder thereof to subscribe for additional shares of Common Stock that have not been purchased by other Subscription Rights holders pursuant to their Basic Subscription Rights, at the Subscription Price, if such holder has fully exercised its Basic Subscription Rights (the “Oversubscription Right”). The Company will not issue fractional shares, but rather will round down the aggregate number of shares holders are entitled to receive to the nearest whole number. See “The Rights Offering—Subscription Rights” in the Prospectus.

If you exercise the Oversubscription Right on behalf of beneficial owners of Subscription Rights, you will be required to certify to StockTrans, Inc. (the “Subscription Agent”) and the Company, in connection with the exercise of the Oversubscription Right, as to the aggregate number of Subscription Rights that have been exercised pursuant to the Basic Subscription Right, whether the Basic Subscription Right of each beneficial owner of Subscription Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Oversubscription Right by each beneficial owner of Subscription Rights on whose behalf you are acting. If an insufficient number of shares is available to fully satisfy all Oversubscription Right requests, the available shares will be distributed proportionately among holders who exercise their Oversubscription Right based on the number of shares each holder subscribed for under the Basic Subscription Right, subject to the maximum number of shares for which holders can oversubscribe without limitations on the availability of the Company’s net operating loss carry forwards (“NOLs”) under Section 382 of the Internal Revenue Code. In the event holders seeking to oversubscribe would limit the availability of our NOLs, those holders seeking to oversubscribe will generally be proportionately reduced. In addition, the Company may refuse any subscription, in its sole and absolute discretion, which would result in the subscriber owning 5% or more of the Common Stock, to avoid limitations on the availability of the Company’s NOLs. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period. See “The Rights Offering—Subscription Rights” in the Prospectus.

We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

Enclosed are copies of the following documents for you to use:

1. Prospectus;

2. Form of Letter from the Company to its stockholders;

3. Notice of Guaranteed Delivery;

4. Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Subscription Rights; and

5. Nominee Holder Certification Form.

Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., New York City time, on December 17, 2010, subject to extension or earlier termination (the “Expiration Date”).

To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed in lieu of delivery of a Subscription Certificate prior to the Expiration Date.

Additional copies of the enclosed materials may be obtained by contacting the information agent, StockTrans, Inc., 44 West Lancaster Avenue, Ardmore, PA 19003, by telephone at (800) 733-1121 (toll-free) or by email at Tacy.Connell@Broadridge.com

Sincerely,

Frank Manning
President and Chief Executive Officer
Zoom Telephonics, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ZOOM TELEPHONICS, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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